Exhibit 1A-6D

LICENSE AND PACKAGING AGREEMENT

THIS LICENSE AND PACKAGING AGREEMENT (“Agreement”) is made and entered into as of June 14, 2019 (“Effective Date”) by and between Lemonnade, LLC, a California limited liability company with a business location at 3030 Bridgeway, Suite 214, Sausalito, CA 94965 (“Licensor”), and Spartan Partners Licensing LLC, a Michigan limited liability company located at 40600 Ann Arbor Rd., Ste 201, Plymouth, MI 48170 (“Licensee”). Licensor and Licensee may hereinafter also be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Licensor is the owner or exclusive licensee, throughout the world, of the trademarks and related design marks and trade dress identified on Exhibit A attached hereto, as well as the common law owner or permitted licensee of any other common law trademarks, service marks, trade names, and related designs, and all applications and common law rights related to said trademarks (collectively, the “Marks”), and various copyright protected documents, designs, and marketing materials related to the Marks (“Copyrights”), as well as the secret and proprietary know-how (“Know-How”) relating to the cultivation and manufacturing methods, processes, and procedures for the cultivation of cannabis and the manufacture of cannabis products that is offered, advertised, or sold under the Marks. Licensor is also the owner or exclusive licensee of the cannabis plant genetics containing the Know-How, whether in seed or clone form, which are referred to herein as “Genetics” and are identified on Exhibit A. The Genetics are licensed to Licensee and used under permission as part of this Agreement pursuant to the requirements set forth herein, including all quality assurance and quality control provisions and for the term and termination periods and provisions provided under this Agreement. Collectively, the Genetics, Marks, Copyrights, and Know-How shall be referred to herein as the “Licensed IP;”

WHEREAS The Licensed IP is owned or licensed by Licensor (“IP Owner”);

WHEREAS The Genetics are marketed to cultivators and consumers under the Marks, and the Marks have developed substantial goodwill through IP Owner’s and Licensor’s continued use and extensive marketing and advertising of the Genetics in connection with the Mark;

WHEREAS Licensee operates commercial cannabis businesses as further described in Exhibit A

(“Territory”); and

WHEREAS Licensee operates in full compliance with all applicable federal, state, and local laws, rules, and regulations applicable to its business and the activities contemplated herein, excepting those federal laws of the United States pertaining to cannabis (“Applicable Law”);

WHEREAS Licensee operates a cultivation facility located at the address set forth on Exhibit E (“Licensee’s Cultivation Premises”), that shall plant, grow, harvest, dry, cure, grade, and trim cannabis flowers (“Licensee’s Cultivation Business”) including but not limited to the cultivation of cannabis to be sold as dried flower and services related thereto in compliance with Applicable Law;

WHEREAS Licensee operates a manufacturing facility located at the address set forth on Exhibit E (“Licensee’s Manufacturing Premises”) that manufactures high quality cannabis products (“Licensee’s Manufacturing Business”) in compliance with Applicable Law;

WHEREAS Licensee desires to license from Licensor and, subject to the terms and conditions set forth herein, Licensor desires to license to Licensee, the right to use the Licensed IP in connection with the planting, growing, harvesting, drying, curing, grading, trimming, marketing and selling of certain dried cannabis flowers incorporating or bearing the Licensed IP and derived from the Genetics as indicated in Exhibit A and in connection with manufacturing the products listed on Exhibit B (collectively, the “Licensed Products”), in compliance with Applicable Law;

WHEREAS Licensee operates a number of retail store(s) (“Licensee’s Retail Stores”) in the Territory at such addresses as identified in Exhibit G herein and Licensee desires to sell and, subject to the terms and conditions set forth herein, Licensor desires for Licensee to sell the Licensed Products at all Licensee’s Retail Stores (“Licensee’s Retail Business”) in compliance with Applicable Law;

WHEREAS Licensee’s Cultivation Business, Licensee’s Manufacturing Business, and Licensee’s Retail Business together shall be referred to as “Licensee’s Business”;

WHEREAS Licensee’s Business shall operate throughout the State of Michigan, United States, (the “Distribution Territory”), subject to the terms and conditions set forth herein, and Licensor desires for Licensee to cultivate, manufacture and sell the Licensed Products on an exclusive basis to various retail operators throughout the Distribution Territory in compliance with Applicable Law; and

WHEREAS Licensor produces packaging products and related materials branded with the Licensed IP (“Branded Packaging”); and

WHEREAS Licensee desires to purchase from Licensor Branded Packaging to use in connection with the Licensed Products and Licensor desires to sell Branded Packaging to Licensee exclusively for use in connection with the Licensed Products; and

WHEREAS, the Parties hereby recognize that the subject matter of this Agreement is lawful under the laws of the State of Michigan, United States.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants set forth herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following terms and conditions.

1.            GRANT OF LICENSE.

(a)           Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, solely within the Territory and as set forth in Exhibit A, an exclusive, non-transferable, non-sublicensable license to use the Licensed IP to produce and offer the Licensed Products solely in connection with Licensee’s Cultivation Business and Licensee’s Manufacturing Business, and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable, non-sublicensable license to use the Licensed IP to sell the Licensed Products to and in various retail outlets in the Distribution Territory during the Term of this Agreement (collectively, the “License”).

(b)           The parties acknowledge and agree that any and all goodwill directly related to the Licensed IP shall inure solely to the benefit of the IP Owner. Licensee shall, at Licensor’s request and expense, execute any documents and provide any testimony Licensor deems reasonably necessary to maintain, protect, or enforce the Licensed IP within or without the Territory.

(c)           Licensee acknowledges and agrees that Licensor may grant licenses similar to the License in the Licensed IP to other parties outside of the Territory in its sole and absolute discretion.

(d)           Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance under this Agreement to a Related Party without Licensor’s consent. For purposes of this Section 1(d) a “Related Party” shall mean to include any person, or entity that controls, or is controlled by, or is jointly controlled by the Licensee or any of Licensee’s beneficiaries, stockholders, partners, owners or affiliates within the Territory. Licensor further acknowledges and agrees that the Licensee may form a separate but Related Party for its obligations under this Agreement in Canada. The parties agree that, if reasonable and mutually agreed upon in writing, the terms of this Agreement may be incorporated into a similar but separate agreement for Licensee’s (or its designated affiliate) Canada operations.

(e)           Should Licensee wish to cultivate the Genetics or manufacture the Licensed Products at a location other than Licensee’s Cultivation Premises or Licensee’s Manufacturing Premises, respectively, Licensee shall promptly notify Licensor and provide such details as Licensor may request regarding the premises Licensee proposes to use for such purposes. Licensee may select a new location in its sole and absolute discretion so long as and Licensee can continue to satisfy its obligations for cultivation and manufacturing under this Agreement.

(f)            As a condition of this Agreement, Licensee shall use the Licensed IP only as set forth herein and in connection with the Licensee’s Business as identified herein, in compliance with Applicable Law, and shall not knowingly use, or knowingly allow to be used, the Licensed IP in any manner which adversely affects the quality, value, brand, goodwill, or reputation of the Licensed IP, IP Owner, or Licensor in any way.

(g)           In the event Licensor elects to create, develop, or design any other product of similar design, utility, or competition to the Licensed Products (each, a “New Product”) and further intends to license any New Product in the Territory, and as long as there is no material default existing beyond any applicable notice and cure period under this Agreement, then Licensor grants to the Licensee a continuing first right of refusal to an exclusive right and license for such New Product in the Territory, upon the same terms and conditions set forth herein. If Licensee accepts such offer, Licensor and Licensee shall execute an addendum to Exhibit A and/or Exhibit B and such New Product shall be deemed a Licensed Product under this Agreement. In the event that Licensee does accept and exercise the right and license for any New Product on terms that are acceptable to Licensor, Licensor shall be free to offer such New Product to third parties in its sole discretion.

(h)           The Parties acknowledge and agree that nothing contained in this Agreement shall be construed to create a franchise or make either party the franchisee of the other. Licensee acknowledges and agrees that the marketing system it intends to use with regards to the Licensed Products has not been, nor will it be, prescribed in substantial part by Licensor. Licensee hereby releases any and all claims that Licensor or IP Owner has violated any franchise disclosure or other franchisor obligation in connection herewith.

(i)            Licensee shall not at any time do or cause to be done any act or thing which may in any way impair or contest any part of Licensor’s or IP Owner’s right, title, or interest in and to the Licensed IP or assist any third party in doing so. In connection with the use of the Licensed IP, Licensee shall not in any manner represent that it has any ownership or other rights in or to the Licensed IP outside the scope of those granted by this Agreement. Licensee acknowledges that use of the Licensed IP shall not create in Licensee any right, title, or interest in or to the Licensed IP and all use of the Licensed IP shall inure to the benefit of Licensor or IP Owner.

2.            DISTRIBUTION OBLIGATIONS.

(a)           Licensor acknowledges that Applicable Law requires a third party to transport and distribute the Licensed Products (the “Distributor”) on behalf of Licensee in the Distribution Territory. Licensor hereby authorizes Licensee to appoint a Distributor, in its sole discretion, as its authorized Distributor of the Licensed Products in the Distribution Territory. Licensor accepts Licensee’s appointment and Licensee agrees that it shall appoint a Distributor that shall be licensed under Applicable Law to act in such capacity as described in this Agreement. Notwithstanding anything to the contrary, all of Licensee’s warranties, representations and covenants hereunder shall apply to the acts and omissions of the Distributor and Licensee shall remain primarily liable hereunder for any acts and omissions the Distributor as if committed by Licensee.

(b)           Licensee agrees to use best efforts to promote the sale of Licensed Products throughout the Distribution Territory to Licensee Retail Stores and third-party retail locations (collectively, “Retailers”).

(c)           Licensee agrees to maintain and store, the Licensed Products in accordance with those Quality Standards set forth in this Agreement, as may be amended from time to time, and to exercise reasonable efforts to ensure that all Retailers purchasing and selling the Licensed Products maintain, store, and dispense the Licensed Products in accordance with said Quality Standards.

(d)           Licensee shall exercise reasonable efforts to ensure that all Retailers shall, rotate Licensed Products on a first-in, first-out basis and only sell Licensed Products with a minimum of ninety (90) days of remaining shelf life. Under no circumstances shall Licensee sell Licensed Product that has exceeded its shelf life or knowingly allow Retailers to do so.

3.            BRANDED PACKAGING.

(a)           Licensor agrees to supply Licensee with Branded Packaging that is approved for use in connection with the Licensed Products. At execution of this Agreement, Licensor and Licensee shall work together to create Branded Packaging that is in compliance with Applicable Law and incorporates any necessary identifying information of Licensee and other information required by Applicable Law. Branded Packaging shall be provided AS-IS by Licensor and Licensee shall have the sole responsibility for ensuring that Branded Packaging complies with Applicable Law for the Territory.

(b)           Licensee shall purchase Branded Packaging through Licensor’s web-based purchasing platform (the “Licensor Order Portal”) or through such other method or methods as determined by Licensor upon reasonable notice to Licensee. Licensee agrees to pay Licensor for the Branded Packaging according to the Branded Packaging Pricing schedule set forth in Exhibit C hereto. All prices set forth in Exhibit C are subject to change upon mutual agreement.

(c)           Licensee shall not make any alterations to or obscure any part of the Branded Packaging without the prior specific written approval of Licensor, subject to the rules and regulations in the Territory.

(d)           To the extent that Licensee does not utilize Branded Packaging in connection with the Licensed Products, Licensee shall obtain Licensor’s prior written consent to packaging used in connection with the Marks or Licensed Products. Licensee shall also obtain Licensor’s prior written consent to all marketing, advertising, and any other material bearing the Marks or used in connection with the Licensed IP or Licensed Products.

(e)           Licensee acknowledges that it is not required or mandated to purchase Branded Packaging from Licensor for use in connection with the Licensed Products and that nothing herein shall be construed to create a franchise or other joint venture.

4.            PAYMENT TERMS; TAXES.

(a)           Payment to Licensor by Licensee for Branded Packaging shall be due in accordance with the terms of the Licensor Order Portal or, in the event Branded Packaging is not purchased through such Licensor Order Portal, within thirty (30) days of invoice by Licensor.

(b)           In consideration of the License, during the Term, Licensee shall pay to Licensor a monthly royalty equal to ten percent (10%) of the gross revenue associated with the Licensed Products (the “Royalty”); provided, that no Royalty shall apply to the sale of Licensed Products to any Licensee’s Retail Store within the Territory (as may be amended from time to time) and provided further that, to the extent Licensee purchases Branded Packaging, the Royalty shall be waived for Licensed Products sold in conjunction therewith.

(c)           Royalties shall be due on the tenth (10th) day of the immediately following month.

(d)           All other amounts payable by Licensee under this Agreement shall be due within thirty (30) days of invoice. If Licensee is delinquent in any payment by more than five (5) days, said amounts shall accrue interest at the rate ten percent (6%) per month or the maximum amount allowed by law (whichever is lower). In addition, all late payments shall also accrue a late fee in the amount of One Hundred Dollars ($100.00 USD).

(e)           Except for taxes based upon Licensor’s income, Licensee is responsible for payment of all sales, use, gross receipts, excise, access, bypass, franchise, special district, cultivation, harvest, manufacturing, distribution, retail, and other local, state, and federal taxes, fees, charges, or surcharges, however designated, imposed on or based upon the provision, cultivation, manufacture, sale, or use of the Licensed Products as contemplated herein.

5.            GOALS AND PROMOTION OF THE LICENSED PRODUCTS.

(a)           Licensee shall use best efforts to meet the production and sales goals outlined herein (“Goals”). Licensor and Licensee shall meet and confer no less than annually, and in any event within the final quarter of each calendar year, to establish mutually agreed upon goals for the following year; provided, that Licensee and Licensor will mutually agree upon Goals for the 2019 fiscal year within thirty (30) days of the Effective Date. In the event that the Parties cannot agree on new Goals for a subsequent year, the Goals for such year shall be one hundred and five percent (105%) of the Goals from the immediately preceding year.

(b)           Licensee shall use commercially reasonable efforts to market and promote the Licensed Products in the Territory so as to maximize market demand and to meet the Goals.

(c)           Licensee will offer the Licensed Products to all its current accounts and in all prospect meetings attended by any member of its sales staff. Any marketing or advertising materials, point of sale displays, signage, and related materials created by Licensee in connection with the distribution and marketing of the Licensed Products shall be approved in advance by Licensor. All such marketing costs and expenses shall be borne by equally between the Licensor and Licensee.

(d)           Licensee may request certain promotional activities by Licensor within the Territory, such as but not be limited to, mutually agreeable social media promotions to market, advertise, and promote the Licensed Products and guest appearances by a Licensor brand representative. Licensor shall accommodate such requests on a commercially reasonable basis and accounting for all other markets in which the Licensed Products are produced, sold, or promoted, new target territories, requests granted for other licensees, and any other pertinent information.

6.            TECHNICAL SUPPORT; TRAINING.

(a)           After the Effective Date, Licensor shall promptly disclose the Licensed Know-How to Licensee. During the first six (6) months after the Effective Date, upon reasonable notice and during Licensor’s normal business hours, Licensor shall designate no less than one (1) technical liaison(s) for communications with Licensee’s technical staff and provide Licensee with a reasonable amount of technical assistance by telephone and email regarding the Know-How, including proper cultivation and production of the Licensed Products (“Training”), not to exceed ten (10) hours in the aggregate (“Minimum Hours”). However, the Minimum Hours shall not apply for the first one hundred eighty (180) days from the Effective Date of this Agreement and Licensee shall be entitled to request additional Training from the Licensor as reasonably needed. In the event that Licensee requires or desires additional Training, over and above the Minimum Hours, Licensor shall make the technical liaisons available for additional Training at the then-current hourly rate, which rate is subject to change upon advance written notice to Licensee (as of the Effective Date, such rate is cost + 10%).

(b)           During the Term, Licensor shall provide ongoing training and guidance to Licensee’s employees and contractors in Licensor’s methods for exploiting the Licensed Know-How and cultivating and manufacturing the Licensed Products as is reasonably necessary for Licensee’s development and commercial exploitation of the Licensed Know-How and Licensed Products, including training methods, standard operating procedures (SOPs), formulas, data, mixture recipes, and other reasonably required information for using the Licensed IP to cultivate Licensor’s unique strains of cannabis and manufacture the Licensed Products until such production becomes fully operational. In addition, during the Term, Licensor shall from time to time be available to render advice, discuss issues and offer general guidance to Licensee by telephone, email, and other methods with respect to strategy, planning, marketing, cultivation, production, and operating Licensee’s retail facilities in the Territory as they relate to the Licensed Products.

(c)           In order to preserve the inherent value of the licensed IP and Licensed Products, Licensee shall ensure that the nature and quality of the Licensed Products, the Licensee agrees to use reasonable efforts to ensure that it maintains the quality of the Licensee’s business and the operation thereof equal to the standards prevailing in the operation of the Licensors and Licensee’s business as of the date of this Agreement. In the event of a non- conforming use or the cultivation or manufacturing of Licensed Products that is of a quality below industry standards (each a “Non-Conforming Product”), Licensor shall inform the Licensee of such Non-Conforming Product, the reason that a Non-Conforming Product is below the industry qualify of standard, and offer the Licensee a reasonable time to cure. If any Non-Conforming Product is due to the fault of the Licensor, Licensor shall take all actions necessary to cure such Non-Conforming Product within a reasonable time. Licensor and Licensee shall work together in good faith when necessary to cure any processes or materials relating to the Non- Conforming Product when necessary. In the event that on-site Training is deemed necessary by the Licensee in their reasonable discretion, Licensee shall be responsible for all reasonable travel costs associated therewith.

7.            QUALITY STANDARDS.

(a)            Licensee shall protect and maintain the Licensed IP by using the Licensed IP strictly in compliance with the terms of this Agreement and by producing the Licensed Products in strict compliance with and in accordance with Licensor’s quality standards listed on Exhibit D attached hereto and as otherwise promulgated by Applicable Law (“Quality Standards”), as the same may be amended from time to time.

(b)            Licensor will provide instructions on the proper nutrients, drying, and curing process, which preserves the highest quality possible product for the Genetics and Licensee shall strictly comply with said instructions at all times.

(c)            Licensee shall, at Licensor’s request, provide Licensor with samples of all packaging, marketing, advertising or any other material bearing the Marks or used in connection with the Licensed IP for inspection and prior written approval by Licensor.

(d)            Licensee shall, at Licensor’s request, provide Licensor with samples of the Licensed Products for inspection and approval by Licensor by and through Licensor’s designated agent in the Territory for such purposes; provided that nothing in this agreement shall require either party to take any action that may violate Applicable Law.

(e)            Licensee agrees to maintain and store raw materials and the Licensed Products in accordance with the Quality Standards at all times.

(f)            Licensor or its representative shall have the right to inspect any and all of Licensee’s facilities used in connection with Licensee’s obligations as contemplated herein, including but not limited to facilities where Licensed Products are cultivated, manufactured, warehoused, distributed, marketed, or sold upon reasonable advance notice for the purpose of determining compliance with this Agreement.

(g)           Licensee shall notify Licensor within twenty (24) hours upon discovery or suspicion of diversion, theft, loss, breach of security, or any other criminal activity relating to the Licensed IP or the Licensed Products.

(h)           Licensee agrees to have each batch of Licensed Products tested in accordance with Applicable Law and the Quality Standards by duly licensed and accredited testing facilities and make available to Licensor with true and correct copies of all test results associated with the Licensed Products or products containing the Licensed IP.

(i)            Licensor shall have the right to rely on Licensee to: (i) strictly comply at all times with all Applicable Laws in connection with the cultivation, manufacture, distribution and/or sale of Licensed Products in the Territory; (ii) ensure that all others authorized by Licensee or acting on Licensee’s behalf in connection with this Agreement strictly comply at all times will all Applicable Laws in connection with the cultivation, manufacture, distribution and/or sale of Licensed Products in the Territory; and (iii) regularly monitor and audit such strict compliance.

(j)            Licensee agrees: (i) that during cultivation it will keep the Licensed IP separate and distinct from the other varieties it grows, such that the Licensed IP is not cross-bred or genetically intermingled with other plant material or genetics (for the avoidance of doubt, this standard does not necessarily require physical barriers if cross-breeding is otherwise avoided); (ii) it will not transfer any plants or seeds containing the Genetics to any other person or entity for planting; (iii) that it will not plant and may not transfer to others for planting any seed, plants, or cuttings that the Licensee has produced containing the Genetics for crop breeding, research, or generation of any data; (iv) Licensee may not conduct research on Licensee’s crop produced from the Genetics other than to make agronomic comparisons and conduct yield testing for Licensee’s own use; and (v) Licensee will use only the flower cultivated using the Genetics and other Licensed IP at Licensee’s Cultivation Premises in the manufacture or production of the Licensed Products.

(k)           The parties covenant and agree that, during the term of this Agreement, neither party nor any of their agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express, or cause to be expressed, orally or in writing, any remarks, statements, comments, or criticisms that disparage, call into disrepute, defame, slander, or which can be reasonably be construed to be derogatory, critical of, the other party, its products or services, or such parties subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives.

8.            CHANGES TO LICENSEE PREMISES. Licensee shall give prior written notice to the Licensor prior to any change in the location or size of Licensee’s Premises, so long as such change in location or size of Licensee’s Premises does not substantially interfere or interrupt Licensee’s obligations in this Agreement.

9.            INSURANCE.

(a)           During the Term of this Agreement and for a period of two (2) years thereafter, Licensee shall maintain, at its sole cost and expense, in full force and effect its own: (i) Comprehensive general business liability insurance policy, consistent with commercial practices or standards for similar industries, insuring against any and all loss, liability, or business interruption arising from the obligations and activities of that party hereunder including, without limitation, those arising from, product liability, personal injury, wrongful death, or property damage and contractual liability with respect to the indemnity obligations set forth in this Section. The coverage amount of such insurance policy shall not be less than One Million Dollars ($1,000,000.00 USD) per occurrence and Two Million Dollars ($2,000,000.00 USD) in the aggregate; (ii) Errors and Omissions/Professional Liability with a limit of not less than One Million Dollars ($1,000,000.00 USD) per occurrence and Five Million Dollars ($5,000,000.00 USD) in the aggregate; and (iii) Worker’s compensation insurance in amounts as may be required by Applicable Law.

(b)           The insurance companies providing such insurance required under this Section must have an A.M. Best rating of A- or better. The policies shall contain a waiver of subrogation with respect to Licensor and each policy shall contain all appropriate riders and endorsements based on the nature of any Product manufactured or sold hereunder and its intended use. Licensee shall name Licensor as an “additional insured” on all required insurance policies and shall provide Licensor with originals or copies of certificates of insurance so reflecting. Such insurance shall also provide that Licensor shall be notified in writing by the insurance carrier of any change or modification in the policy (including termination) not less than thirty (30) days prior to the effective date of such change (including termination).

10.          REPORTING; RECALLS.

(a)           Licensee will deliver reports pertaining to crop yields, manufacturing, distribution, marketing, and wholesale and retail sales, which shall include price and testing results for each order (“Reports”) no later than the fifteenth (15th) day of the following month and within fifteen (15) days of any request therefore by Licensor. Additionally, upon request and with reasonable notice Licensee will deliver reports pertaining to marketing, feedback from events or other meetings or events where Licensee has marketed or sold the Licensed Products.

(b)           Licensee shall promptly inform Licensor, in writing, of any and all consumer complaints or claims (each, a “Claim”) regarding the Licensed Products or any product containing the Licensed IP delivered to it or which comes to its attention. Such Claim reports shall contain the date the consumer complaint was received, the name and address of the reporting person, and a detailed description of the circumstances. Claims shall be reported within fourteen (14) days of receipt, except for “serious” Claims, which shall be reported not later than twenty-four (24) hours following receipt. A “serious” Claim shall mean one alleging an adverse reaction or product defect that causes injury to the consumer that is fatal, life-threatening, disabling, incapacitating, or which results in prolonged hospitalization, and shall also include any media inquiry or government inquiry with respect thereto.

(c)           If Licensor or a governmental authority notifies Licensee of the need to recall any Licensed Products currently in the marketplace, Licensee agrees that it shall fully cooperate with Licensor and take all necessary actions reasonably requested by Licensor in connection with a recall of any Licensed Products, including but not limited to, a notification to accounts and retrieval of recalled Licensed Products from accounts, at Licensee’s sole expense unless Licensor is deemed to be at fault for all or any portion of the need to recall any Licensed Products, in which case Licensor shall share such costs commensurate with its responsibility.

11.           CONFIDENTIAL INFORMATION. The parties acknowledge and agree that they shall be bound by those confidentiality provisions attached hereto as Exhibit F. In addition, Licensee acknowledges and agrees that the terms of this Agreement shall be deemed confidential information of Licensor and shall not be shared without Licensor’s prior written consent.

12.	REPRESENTATIONS AND WARRANTIES.

Licensor and Licensee represent and warrant and covenant to each other that: (i) it has the authority, and any required consents, to execute, deliver and perform its obligations and that the person signing for each Party has implied or explicit authority to execute and enter into this Agreement; (ii) the execution, delivery and performance of this Agreement will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment order or injunction of any court or governmental instrumentality to which each party is subject, or by which each party or any of its assets or properties are bound and will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which each party is a party or by which each party or any of its assets or properties are bound.

13.          TERM AND TERMINATION.

(a)           The initial term of this Agreement shall be for five (5) years (“Initial Term”) starting from the Effective Date and shall automatically renew for successive one (1) year terms (each, a “Renewal Term;” together with the Initial Term, the “Term.”) unless either party sends the other written notification of its desire to terminate this Agreement at least sixty (60) days in advance of the expiration of the then-current Initial Term or Renewal Term.

(b)           Licensor may terminate this Agreement, effective immediately upon any of the following: (i) Licensee fails to pay any amount when due under this Agreement and such is not cured within thirty (30) days; (ii) any warranty, representation, certification, or other statement made by or on behalf of Licensee and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is intentionally made incorrect, false, misleading, or untrue without Licensor’s prior written consent; (iii) Licensee has any Licensee Business Permit revoked, or suspended and such suspension is not cured within sixty (60) days,; (iv) Licensed Products fail industry testing or Quality Standards on three (3) or more occasions in any twelve (12) month period, and Licensee is not able to cure, convert or mitigate the failure of testing or use the Licensed Products for another purpose under this Agreement (for example, an “Alternative Use Product” as defined in Exhibit B) after a reasonable time; (v) Licensee is or becomes Insolvent (as defined below); (vi) Licensee commits a breach of Section 1 of this Agreement and fails to correct such breach within thirty (30) days, (vii) Licensee commits a breach of any provision of this Agreement not otherwise listed in this section and fails to correct such breach within thirty (30) days; (viii) Licensee fails to meet sales goals by more than ten percent (10%) on three (3) or more occasions during any one calendar year under the term; (viii) there is an Event of Default and Licensee fails to cure such Event of Default within thirty (30) days; (ix) there is a Change of Control of Licensee or Licensor; or (x) Licensee commits three (3) or more material breaches of this Agreement in a twelve (12) month period, regardless of cure. Notwithstanding the above, Licensor will not be entitled to terminate this Agreement at any point prior to the expiration of the Initial Term except pursuant to any of clauses (i) through (x) of this Section 13(b).

For purposes of this Section: (A) “Change of Control” means: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the applicable company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities, whether by tender offer, or otherwise, (2) the consummation of a merger or consolidation of the applicable company with any other entity, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (3) the sale or disposition by the applicable company of all or substantially all of the company’s assets; and (B) “Insolvent” shall mean: Licensee files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction; Licensee consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all its assets; A trustee, receiver, custodian, or similar official is appointed to take possession of all or substantially all of Licensee’s assets and is not dismissed within sixty (60) days after appointment; Licensee makes any assignment for the benefit of creditors; an order for relief is entered against Licensee under any bankruptcy, reorganization, or insolvency law of any jurisdiction ; or any case, proceeding, or other action seeking such an order remains undismissed for sixty (60) days after its filing; or any writ of attachment, garnishment, or execution is levied against all or substantially all of Licensee’s assets; or all or substantially all of Licensee’s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within thirty (30) days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure. In the event of Change of Control by Licensor, Licensor agrees and covenants that Licensee shall be entitled to continue to operate the Licensee’s Business under the terms of this Agreement for an additional one (1) year from the date any such Change of Control occurs.

(c)           Notwithstanding any provision of this Agreement to the contrary, Licensor shall have the right to terminate this Agreement at any time, effective immediately upon written notice, in the event that Licensee engages in any act or omission that, in the sole, but reasonable, determination of Licensor, substantially and materially damages either the reputation or image of Licensor, IP owner, or of the cannabis industry (“Incompatible Conduct”). Incompatible Conduct shall mean to include the following: the unlawful advertising by Licensee directed at minors; statements by Licensee defaming Licensor or IP Owner or its products; criminal activities, per Applicable Law, by Licensee. Licensee agrees that this section sets forth examples of the nature and gravity of acts and omissions constituting Incompatible Conduct, but that such examples shall not limit the nature of acts that could be construed as Incompatible Conduct according to Applicable Law.

(d)           As of the effective date of termination of this Agreement, the License shall terminate and Licensee shall immediately discontinue any use of the Licensed IP; provided, however, that Licensee may continue to use the Marks and Copyrights in accordance with this Agreement in connection with any remaining inventory of the Licensed Products existing as of the date of such termination for the lesser of six (6) months or until such inventory is exhausted. Within ten (10) days of termination, Licensee shall, at Licensor’s option, either completely destroy any Genetics in Licensee’s possession. Additionally, within ten (10) days of the termination date, each party shall deliver to the other any and all items designated as Confidential Information of the other party.

(e)           Upon the termination of this Agreement as provided above, the parties shall be released from further obligations hereunder except for accounting and payment of any fees or compensation accrued and owed to Licensor, the provisions relative to confidentiality, any restrictive covenant contained herein, and any damage or liability resulting from the breach of any representation and warranty made herein.

(f)            The parties covenant and agree that, after the Agreement is terminated for any reason, neither the parties nor any of their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can be reasonably be construed to be derogatory or critical of, or negative toward the other party or its products or services, or such other party’s subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services.

14.          DEFAULT; REMEDY.

(a)           Each and any of the following shall be considered an “Event of Default:”

(i)            If Licensee ceases to do business in the Territory for a period exceeding one hundred eighty (180) days;

(ii)           If Licensee’s business activities materially alters, disparages or dilutes the quality associated with the Licensed IP, or the associated goodwill, and Licensee fails to cure or adequately address such tarnishment, as assessed in Licensor’s sole discretion within thirty (30) days after notice thereof;

(iii)          If Licensee fails to meet Quality Standards measures with respect to the production of the Licensed Products and Licensee fails to cure such quality issues within thirty (30) days of notice thereof, or such other time as reasonably necessary to cure such quality issues;

(iv)          If Licensee is Insolvent;

(v)          The Licensee is convicted of a criminal offense, and such conviction would under Applicable Law disqualify the Licensee from continuing its obligations under this Agreement under Applicable Law;

(vi)         Licensee incurs a violation of Applicable Law and fails to cure such violation within a reasonable time required to cure such violation, or as otherwise promulgated by Applicable Law;

(b)           Licensee acknowledges and agrees that Licensor shall be entitled to specific performance of the terms and conditions set forth herein and to preliminary and permanent injunctive relief relating to the enforcement of such terms and conditions. Licensor shall not be required to post a bond or to show special damages in any proceeding seeking any such equitable relief.

15.          INDEMNIFICATION.

(a)           Licensee hereby agrees to indemnify and defend Licensor and forever hold Licensor harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with (i) Licensee’s actions or omissions related to this Agreement; (ii) any breach of any of the Licensee’s representations and warranties as set forth in this Agreement; (iii) any alleged defects or dangers inherent in the Licensed Products or the use thereof that is not solely attributable to the Licensed IP or other actions of the Licensor; (iv) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Products that is not solely attributable to the Licensed IP or other actions of the Licensor; (v) any violation of Applicable Law as it relates to Licensee’s Business; or (vi) any tax or federal penalty related to related to Licensee’s Business.

(b)           Licensor hereby agrees to indemnify and defend Licensee and hold Licensee harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses arising out of, based upon, or in connection with (i) any breach of any of the Licensor’s representations and warranties or covenants as set forth in this Agreement; (ii) any alleged defects or dangers inherent in the Licensed Products or the use thereof that is solely attributable to the Licensed IP as provided by Licensor or other actions of the Licensor; (iii) any violation of Applicable Law as it relates to Licensor in the Territory; or (iv) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Product that is solely attributable to the Licensed IP as provided by Licensor or other actions of Licensor.

(c)           In connection with any claim arising hereunder, the indemnifying party may conduct the defense and have control of the litigation and settlement, provided that the indemnified party shall fully cooperate in defending against such claims. The indemnified party shall deliver prompt notice to the indemnifying party of any such claims.

(d)            Except for the Parties’ indemnification obligations hereunder, in no event shall either party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages.

(e)            Licensee agrees that under no circumstances shall Licensor’s liability under this Agreement exceed the fees paid by Licensee to Licensor under this Agreement during the period of time preceding the date upon which the related claim arose.

16.          WARRANTIES.

(a)           Licensee’s Warranty. Licensee warrants that products sold under or in connection with the Licensed IP will comply with Applicable Law in all aspects. Licensee warrants that: (i) products sold under or in connection with the Licensed IP will comply with Applicable Law in all aspects; and (ii) it owns all licenses and permits that are necessary to own and/or operate Licensee’s Business in compliance with Applicable Law and that are needed to fulfill Licensee’s obligations and activities under this Agreement in accordance with Applicable Law (the “Licensee Business Permits”). The Licensee Business Permits are referenced on Exhibit E hereto, and Licensee agrees to provide Licensor with current and up-to-date copies of any and all Licensee Business Permits from time to time.

(b)           Licensor’s Warranty. Licensor warrants that it owns rights to the Licensed IP and that there are not any suits or proceedings pending or threatened which allege that any Licensed IP or the use thereof infringes upon such patents, copyrights, or trademarks.

(a)  No Other Warranty. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED IP INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS.

17.           DISPUTES.

(a)           In the event of any dispute or controversy arising out of or in any way related to this Agreement (a “Dispute”), the parties will attempt in good faith to resolve through negotiation such Dispute. Either party may initiate negotiations of any Dispute by providing written notice to the other party, setting forth the subject of the Dispute. The recipient of such notice will respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the Dispute. If the Dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within thirty (30) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the Dispute.

(b)           If the Dispute is not resolved by these negotiations, such Dispute shall be settled exclusively by final and binding arbitration in San Francisco, California in accordance with the then current rules of JAMS, and the arbitration shall be administered by JAMS pursuant JAMS’ Streamlined Arbitration Rules and Procedures.

(c)           The parties submit and consent to the exclusive jurisdiction of the state courts in the City and County of San Francisco, State of California, USA to compel arbitration, to confirm an arbitration award or order, or to handle other court functions exclusively in accordance with the California Arbitration Act. The parties may seek recognition and enforcement of any California state court judgment confirming an arbitration award or order in any U.S. state court or in any court outside the United States and its territories. The parties expressly waive any right of removal to the United States federal courts, and the parties expressly waive any right to compel arbitration, confirm any arbitral award, or seek any aid or assistance of any kind in the United States federal courts. By entering into this Agreement, the parties are waiving their constitutional right to have any Disputes decided in a court of law or before a jury and waive the right of appeal, and instead of relying on said rights, each party is solely and knowingly accepting the use of arbitration as a means of resolution of any Disputes. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement.

(d)           The laws of the state of California, including the California Arbitration Act, shall apply exclusively as the laws governing this arbitration agreement between the parties, with the sole exception of the California Choice of Law provisions, which shall not apply.

(e)           An arbitrator exceeds his or her powers by voiding or refusing to enforce any contracts or arbitration agreements between the parties based solely on the cannabis-related nature of the contract. In the event the right to arbitrate any dispute, claim or controversy arising out of or relating to this agreement is rendered invalid or unenforceable, the dispute, claim or controversy arising out of or relating to this agreement shall be subject to the exclusive jurisdiction of the state courts in the City and County of San Francisco, State of California, USA, unless otherwise agreed upon by the parties.

18.          MISCELLANEOUS TERMS.

(a)           Currency. All dollar amounts referred to in this Note are in United States Dollars ("U.S. Dollars"), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(b)           Authority. This Agreement constitutes a legally binding obligation of Parties in accordance with its terms and conditions. Each Party is empowered and duly authorized to enter into this Agreement.

(c)           Further Assurances. Parties agree and covenant that at any time, and from time to time, they shall promptly execute and deliver to the other Party such further instruments and documents and take such further action as each Party may reasonably require in order to carry out the full intent and purpose of this Agreement, and to comply with all federal, state, local, or foreign laws, constitutions, codes, statutes, and ordinances of any governmental authority that may be applicable hereunder.

(d)           Attorneys’ Fees. In the event that any Party institutes any arbitration or other legal action not in contravention of this Agreement, against the other Party, to enforce the terms contained in this Agreement or obtain any other remedy arising out of or relating to this Agreement, the prevailing party shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses.

(e)           Remedy. Money damages may not be a sufficient remedy for any breach of this Agreement by either Party and, in addition to all other remedies, each Party may seek (and may be entitled to) as a result of such breach, specific performance and injunctive or other equitable relief as a remedy, without the need for posting bond or other security.

(f)            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (1) when delivered by hand (with written confirmation of receipt); (2) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (3) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (4) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses or at such other address for a Party as shall be specified in a notice given in accordance with this section:

	If to Licensor:	If to Licensee:

Address:	3030 Bridgeway, Suite 214	40600 Ann Arbor Rd E, Ste 201
	Sausalito, CA 94965	Plymouth, MI 48170
Attn:	Parker Berling	Attn: Fabian Monaco
Email:	parker@meshventures.com	fabianm@gageusa.com

	With a copy to (which shall not constitute notice):	With a copy to (which shall not constitute notice):

Plunkett Cooney
38505 Woodward Ave., Ste 100
Bloomfield Hills, MI 48304
Attn: Adel Fakhouri
afakhouri@plunkettcooney.com

(g)           Written Consents. The terms “written” and “in writing” as used in this Agreement, include any form of recorded message in the English language capable of comprehension by ordinary visual means and may include electronic transmissions, such as facsimile, e-mail, text messaging, and other forms of electronic messaging, provided that: (i) electronic transmissions to the Party, has in effect reasonable measures to verify that the sender is the person purporting to have sent such transmission; and (ii) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

(h)           Severability of Sections. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.

(i)            Entire Agreement. This Agreement and its exhibits which are incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(j)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k)            Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto and shall become effective upon complete execution by all Parties.

(l)            Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(m)          Force Majeure. If the performance of this Agreement or any obligations hereunder (other than an obligation for the payment of money when due) is prevented, restricted or interfered with by reason of earthquake, fire, flood, or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Party, be excused from such performance during such prevention, restriction, or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

(n)           Assignment. Licensor may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any corporation or other entity with or into which Licensor may hereafter merge or consolidate or to which Licensor may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of Licensor hereunder as fully as if it had been originally made a party hereto; neither Party may otherwise assign this Agreement or its rights and obligations hereunder without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(o)           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(p)           Governing Law. This Agreement and all related documents including all exhibits attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, including the California Arbitration Act, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. EACH PARTY ACKNOWLEDGES THAT: (I) CALIFORNIA HAS PASSED AMENDMENTS TO THE CALIFORNIA CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE CANNABIS INDUSTRY; AND (II) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF CANNABIS PRODUCTS IS ILLEGAL UNDER FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING FEDERAL LAW. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS. Notwithstanding any provision to the contrary, this Agreement shall be enforced in accordance with California Civil Code §1550.5, namely, commercial activity conducted in compliance with California law and any applicable local standards, requirements, and regulations shall be deemed to be a lawful object of a contract and not contrary to, an express provision of law, any policy of express law, good morals, or public policy.

(q)            No Merger of Entities, Financial Partnership, or Joint Venture. This Agreement creates an independent contractor relationship between the Parties. Nothing contained in this Agreement shall be construed to: (i) give any Party the power to direct, manage and control the day-to-day activities of the other; (ii) constitute the Parties as partners, joint-venturers, co-owners or otherwise as participants in a joint or common undertaking; or (iii) constitute any Party, its agents or employees as employees of any other Party or grant any of them the power or authority to act for, bind, or otherwise create or assume any obligation on behalf of any of the other Party for any purpose whatsoever.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

LICENSOR:

LEMONNADE LLC,
a California limited liability company

By:	/s/ Parker Berling
Name:	Parker Berling
Title:	CEO

LICENSEE:

SPARTAN PARTNERS LICENSING, LLC,
a Michigan limited liability company

By:	/s/ Fabian Monaco
Name:	Fabian Monaco
Title:	President

[Signature Page to License and Packaging Agreement]

EXHIBIT A

Territory and Licensed IP

Territory:

Activity	Territory
Manufacturing	State of Michigan, United States (exclusive)
Indoor Cultivation	State of Michigan, United States (exclusive)
Outdoor Cultivation	State of Michigan, United States (exclusive)
Retail	State of Michigan, United States (exclusive)

Trademarks:

The following Trademarks and applications

Country	Class(es)	Serial Number	Image	Notes
United States	21	87/862982
United States	31	87/863015
United States	16	87/862971
United States	5	87/862957
United States	25, 34	87/472246
United States	6	87/486250
United States	3	87/892604
United States	35	87/892952
United States	18	87/892943

[Exhibit A to License and Packaging Agreement]

Genetics:

Strain Name
1. Chill Cake 55
2. Medellin 111
3. Medellin 87
4. LemonCooler 1
5. Chill Cake 71
6. Lemonchello 10
7. L Sherb x LSD 26
8. Lemonchello 28
9. TangEray
10. Cake Mix
11. Chill Cake 408
12. Lemon OZ #13
13. LimexSLP
14. Lemon Sherb 5
15. Cake Pounder 1
16. Lemon Delight 2 x pura vida 75
17. Lemon Cooler 1 x sls 21
18. LC x LSD

The parties may amend this Exhibit A from time to time by mutual written agreement, of which such amendments shall be incorporated into this Agreement and become a part hereof.

[Exhibit A to License and Packaging Agreement]

EXHIBIT B

Licensed Products

The term “Licensed Products” means those products, goods and articles described below that incorporate or utilize the Licensed IP in the manner authorized in the Agreement:

No.	Name	Description
1.	Flower
2.	Pre-rolls
3.	G-Pen
4.	510 vape cards

The parties may amend this Exhibit A from time to time by mutual written agreement, of which such amendments shall be incorporated into this Agreement and become a part hereof.

[Exhibit B to License and Packaging Agreement]

EXHIBIT C

Branded Packaging Pricing

EXAMPLE OF PRICING STRUCTURE:

PRODUCT

•	Indoor Flower – All strains without Strain Specific Bags

COMPONENTS & COGS

•	30 Dram Jar and Lid	-	$0.50
•	Tamper Evident Top Sticker	-	$0.08
•	Main Label and Strain Sticker	-	$0.10

WHOLESALE PRICE

•	$25.0 / 3.5g jar

At a 10% royalty, Licensee to pay to Lemonnade $2.50 per unit sold on top of the cost of the packaging.

That $2.50 will be split up proportionately across the packaging materials.

Licensee will be charged:

•	30 Dram Jar and Lid	-	$0.50 (Actual Cost)	-	$2.34 (Billed amount)
•	Tamper Evident Top Sticker	-	$0.08 (Actual Cost)	-	$0.38 (Billed amount)
•	Main Label and Strain Sticker	-	$0.10 (Actual Cost)	-	$0.46 (Billed Amount)

•	TOTAL	-	$0.68	-	$3.18 (Billed Amount)
•	DIFFERENCE	-	$2.50 (Royalty)

You will be charged $3.18, which is the sum of the $0.68 for the packaging and the $2.50 Royalty

Licensee is also responsible for the cost of shipping of the packaging materials.

[Exhibit C to License and Packaging Agreement]

EXHIBIT D

Quality Standards

Production Procedures. Licensee will show proof of a third-party good manufacturing practice (“GMP”) successful audit. Acceptable GMP audit examples are CDPH inspection, ISO etc.

Manufacturer Monitoring. Licensee will monitor the production and packaging of each production run in accordance with Licensee’s quality assurance monitoring procedures to assure compliance with Product Specifications and Branded Packaging. All monitoring documentation will be provided to Licensor via email prior to delivery of the product.

Product Specifications. “Product Specifications” shall mean dried cannabis flower that: (i) is trimmed to reduce crow’s feet, visible stem protruding from the flower bud and minimal leaf beyond exterior of calyx; (ii) be dried to a moisture content of no less than eight percent (8%) and no greater than twelve percent (12%); Licensed Products that are of merchantable quality under Applicable Law; and (iv) be fit and safe for use under Applicable Law.

Lesser Quality Product. If any batch or bulk of dried flower or other Licensed Product is deemed to be a Non- Conforming Product (a “Lesser Quality Product”), Licensee may determine, in its sole discretion, if such Lesser Quality Product can be used for extraction or other Licensed Products as set forth in Exhibit B (e.g. concentrated oils and ingestibles) (“Alternative Use Product”). Licensor shall defer to Licensee’s discretion for using a Lesser Quality Product as an Alternative Use Product provided that such Alternative Use Product shall comply with Applicable Law.

Examination. Under the quality assurance monitoring procedures, for each Production Run, Licensee will examine samples of each Licensed Product prior to packaging and each Licensed Product after packaging. If the examination indicates a Licensed Product falls outside the permitted tolerances of the Product Specifications or Branded Packaging, Licensee will notify Licensor of such fact and will not take any further steps with the Production Run without the consent of Licensor.

Licensor Inspection. Licensor may observe and examine all operations, quality control procedures, production, and inventory records relevant to the production and packaging conducted pursuant to this Agreement. Licensor has the right, at any time, to perform its own inspection and quality assurance testing necessary to properly ascertain whether the Licensed Products and packaging comply with Product Specifications and Branded Packaging specifications.

[Exhibit D to License and Packaging Agreement]

EXHIBIT E

Licensee Business Permits

	Entity Name	State of Organization and Entity Type	Entity Number
Cultivation Business	Spartan Partners Licensing, LLC Location #1 located at 391 Midland Rd., Bay City, MI 48706 Location #2 located at 23494 Amber Ct., Warren, MI 48089 (Future locations TBD)	A Michigan limited liability company
Manufacturing Business	Spartan Partners Licensing, LLC Location #1 located at 391 Midland Rd., Bay City, MI 48706 (Future locations TBD)	A Michigan limited liability company
Distribution Business	TBD
Retail Business

Spartan Partners Licensing, LLC
(each location through a newly
formed Operating Subsidiary as
defined in the Retail License
Agreement)

Location #1 located at 6030 E.
Eight Mile Rd, Detroit, MI 48234

(Future locations TBD)

A Michigan limited liability company

True and correct copies of all commercial cannabis businesses held by Licensee to be attached hereto. Licensee agrees to provide Licensor with current and up-to-date copies of any and all licensing and permitting related to its obligations and activities as contemplated herein prior to expiration or other termination.

[Attach copies of all licensing here.]

[Exhibit E to License and Packaging Agreement]

EXHIBIT F

Confidentiality Provisions

1.	Confidentiality Obligations. Each party (the "Receiving Party") acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the "Disclosing Party"). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for two (2) years thereafter:

i.	not use the Disclosing Party's Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

ii.	maintain the Disclosing Party's Confidential Information in strict confidence and, subject only to what is necessary to fulfill the terms of this Agreement, not disclose the Disclosing Party's Confidential Information without the Disclosing Party's prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

1.	have a "need to know" for purposes of the Receiving Party's performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

2.	have been apprised of this restriction; and

3.	are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Agreement, provided further that the Receiving Party shall be responsible for ensuring its Representatives' compliance with, and shall be liable for any breach by its Representatives.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party's Confidential Information from use or disclosure other than as permitted hereby.

b.	Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Agreement; and (b) disclose only the portion of Confidential Information that it is legally required to furnish.

2.	Return of Materials. All documents and other tangible objects containing or representing Information that have been disclosed by the Licensor to the Licensee or its Representatives, all Notes, and all copies or extracts thereof, shall be and remain the property of the Licensor and shall be promptly returned to the Licensor or destroyed upon the Licensor's written request (but in any event within fifteen business days of such request) and the Licensee shall notify the Licensor in writing upon completion of such return or destruction. Notwithstanding the foregoing, the Licensee may retain in the offices of its legal advisor a single archival copy of Information provided by the Licensor under this Agreement, which copy shall only be used by the Licensee and its legal advisors in connection with the review of its obligations under this Agreement and compliance with Applicable Laws; provided, that such retained Information shall be retained subject to the confidentiality and use terms contained in this Agreement.

3.	No License. Nothing in this Agreement is intended to grant any rights to either party under any patent, mask work right, copyright, trade secret, or other intellectual property right of the other party, nor shall this Agreement grant any party any rights in or to the other party's Information. To the extent that Licensor provides Licensee with specifications, designs, or requirements and Licensee provides ideas, suggestions, or recommendations regarding that information (“Feedback”), these discussions will not constitute joint development. Licensor is free to use and incorporate the Feedback without any obligation to Licensee and Licensor will assume all right, title, and interest in any Feedback.

[Exhibit F to License and Packaging Agreement]

4.	Preservation of Privilege. To the extent that any Information provided or made available hereunder may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Licensee and the Licensor understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Information provided or made available by the Licensor that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates the Licensor to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

[Exhibit F to License and Packaging Agreement]

EXHIBIT G

Licensee’s Retail Stores

No.	Operating Subsidiary	Authorized Location
1	Entity To Be Formed	6030 E. Eight Mile Rd, Detroit, MI 48234
2	Entity To Be Formed	3825 Stadium Drive, Kalamazoo, MI 49008
3	Entity To Be Formed	2712 Portage Street, Kalamazoo, MI 49001
4	Entity To Be Formed	48 Main Street, Battle Creek, MI 49014
5	Entity To Be Formed	3425 S. MLK Jr. Blvd, Lansing, MI 48910
6	Entity To Be Formed	61705 Gratiot Ave., Lenox Twp., MI 48048
7	Entity To Be Formed	3 State Park Drive, Bay City, MI 48601
8	Entity To Be Formed	55 E. Morley Drive, Saginaw, MI 48601
9	Entity To Be Formed	922 S. Main Street, Adrian, MI 49221
10	Entity To Be Formed	1551 Academy, Ferndale, MI 48220

Open.27228.83396.22149684-1

[Exhibit G to License and Packaging Agreement]